                                                                   Exhibit 10.26

                      DISTRIBUTION AND MARKETING AGREEMENT

         This DISTRIBUTION AND MARKETING AGREEMENT, including the attached Exhibits ("Agreement"), is made and entered into as of March 24th, 1999 (the "Effective Date") by and between CIPHERGEN BIOSYSTEMS, INC., a California corporation with offices at 490 San Antonio Road, Palo Alto, CA 94306, USA ("CBI"), and Ciphergen Biosystems K.K., a Japanese corporation with offices at 3-6 Nishikicho Kanda Chiyodaku Tokyo, Japan ("JVC").

                                   BACKGROUND

         A. CBI is engaged in the business of developing, manufacturing, distributing, and selling Products (as defined below); and

         B. JVC desires to solicit orders for Products from, and distribute and sell Products to, customers in the Territory (as defined below); and

         C. JVC desires to purchase from CBI, and CBI desires to sell to JVC, such Products for the purpose of resale to customers in the Territory.

NOW, THEREFORE, in consideration of the mutual promises contained herein, CBI and JVC agree as follows:

1.       DEFINITIONS

         l.1 "AFFILIATE" means any entity which is controlled by CBI or JVC. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that in any country where the local law does not permit equity participation of at least 50%, then Affiliate will include any company in which CBI or JVC owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by law.

         1.2 "CHANGE IN CONTROL" with respect to a Party means (i) a merger of that Party with or into another Person, or a sale of all or substantially all of a Party's assets to another Person, if as a result of the merger or asset sale the holders of a majority of the Party's voting securities before the transaction hold less than a minority of the voting securities of the surviving entity, or (ii) the acquisition by a Person or a group acting in concert of a majority of a party's voting securities.

         1.3 "CONSUMABLES" means CBI's ProteinChip-TM- arrays generally made available by CBI for use with Systems and items that CBI sells in the United States and Europe in one time or limited reuse with the Systems for life sciences research market applications.

         1.4 "CUSTOMERS" means end users of Products in the Territory and in the Field.

         1.5 "EFFECTIVE DATE" means the date first above written in the caption.

         1.6 "FIELD" means life science research for internal purposes only. JVC's Customers of Products may not sell clinical diagnostic products or services nor sell information or data generated from Products acquired from JVC.

         1.7  "PARTY" or "PARTIES" means CBI and JVC.

         1.8 "PERSON" or "PERSONS" means a natural individual, partnership, firm, company, corporation, and any other form of business association.

         1.9 "PRODUCTS" means Systems and Consumables manufactured by CBI and/or any third party who has been allowed by CBI to manufacture the same.

         1.10 "SC" means Sumitomo Corporation.

         1.11 "SYSTEMS" means CBI's Protein Biology System I and its successors based on (CBI's Surface Enhanced Laser Desorption/Ionization (SELDI-TM-) technology, generally made available in the life sciences research market in the United States and Europe.

         1.12 "SOFTWARE" means machine control software and bioinformatics software supplied with Systems for use in connection with the Products.

         1.13 "SYSTEM SPECIFICATIONS" means operator's guide, package inserts, packaging specifications, label claims, instructional manuals and other material provided by CBI for use with Systems and Consumables.

         1.14 "SC" means Sumitomo Corporation.

         1.15 "TERM" is defined in Section 12.1.

         1.16 "TERRITORY" means Japan.

         1.17 "WORKING DAYS" means Monday through Friday, other than public holidays of the United States, the State of California and Japan.

2.       GRANT OF DISTRIBUTION RIGHTS

         2.1  APPOINTMENT

              (a) Subject to the terms and conditions of this Agreement, CBI hereby grants to JVC the exclusive right, to market, sell and distribute in the Territory CBI's Products to Customers solely for use in the Territory and in the Field.

              (b) Rights granted under 2.1 (a) shall not include any patents, copyrights, maskwork rights, trade secrets, know-how or any other intellectual property of CBI.

              (c) CBI agrees not to grant licenses on any of its patents, copyrights, maskwork rights, trade secrets, know-how or any other intellectual property to any other Person without specifically excluding the right to market, sell and distribute in the Territory CBI's Products to Customers in the Territory and in the Field.

              (d) CBI shall not (i) appoint any distributor of Products other than JVC in the Territory and in the Field; and (ii) sell or resell any Products to third parties other than JVC in the Territory and in the Field.

         2.2  SOFTWARE LICENSE; NOTICES.

              (a) CBI hereby grants to JVC a limited, non-exclusive, nontransferable, royalty-free license to use the Software, solely for the purposes of (i) demonstrating the Products, (ii) training and instructing JVC personnel, and (iii) allowing Customer use of the Products, in each case in accordance with the terms and conditions of this Agreement.

              (b) Software provided to JVC hereunder is subject to this license and is not a sale of title to the Software and it is understood and agreed that CBI retains all right, title, and interest in and to Software. JVC agrees not to directly or indirectly reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the Software and not to copy the Software or use it for any other purpose except as expressly licensed.

              (c) The terms of Section 2.2(b) apply in full force and effect to JVC's Customers, and JVC shall ensure that its Customers comply with the requirement not to directly or indirectly reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the Software and not to copy the Software or use it for any other purpose except as expressly licensed

              (d) JVC agrees not to modify, delete, or obscure any and all proprietary notices affixed to the Products including, without limitation, the Software.

              (e) JVC agrees to localize the Software for use in the Territory. CBI retains all right, title, and interest in any and all resulting copyrightable materials from such localization.

         2.3 NO RIGHTS BEYOND PRODUCTS. It is understood and agreed that the foregoing rights do not include right to market, license, sell or otherwise distribute any information or data derived from or with the use of Products.

         2.4  RESERVATION OF RIGHTS. Except as expressly provided in this
Section 2, no right, title, or interest is granted, whether express or implied, by CBI to JVC. Nothing in this Agreement shall be deemed to grant to JVC rights in any products or technology other than the Products, nor shall any provision of this Agreement be deemed to restrict CBI's right to exploit technology, know-how, patents, or any other intellectual property rights relating to the Products and applications other than Products. CBI reserves the rights to market, sell, or otherwise distribute, directly or indirectly, Products in the Territory for use outside the Field.

3.       PAYMENT

         3.1  PAYMENT

              (a) JVC shall pay 80% of CBI's then published U.S. list price for the applicable Products. JVC shall pay 40% of CBI's then published U.S. list price for the Consumables purchased by JVC for internal use at JVC and for Customer demonstration. Limited quantities of such Consumables supplied to JVC shall be specified in the annual Business Plan (as defined in Section
1.6 and as required by Section 4.6 of the Joint Venture Agreement).

              (b) CBI shall submit an invoice to JVC upon shipment by CBI of each Product ordered by JVC. Each such invoice shall state JVC's aggregate and unit transfer price for Products in a given shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by CBI but to be borne by JVC hereunder. Such payment shall be made in U.S. dollars net thirty (30) days by wire transfer after the date of shipment by CBI to JVC and deposited by wire into a bank account designated by CBI.

              (c) Any payment for Products due which is not paid within five
(5) days of the date such payments are due in accordance with Section 3.l(a) shall bear interest at the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 3.1(b) shall in no way limit any other remedies available to CBI.

         3.2  TAXES. Any and all amounts payable hereunder by JVC under
Section 3 do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Products (other than taxes on the net income of CBI), and JVC shall bear all such taxes and duties. JVC shall be responsible to pay all taxes, costs, or payments, if any, which result from compliance with applicable currency control restrictions including the Revised Foreign Exchange and Foreign Trade Control Act (Revised FECA). Any such taxes which are otherwise imposed on payments to CBI or JVC shall be the sole responsibility of JVC. When CBI has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to JVC's income and/or paid by JVC, unless JVC provides CBI with a valid tax exemption certificate authorized by the appropriate taxing authority. JVC shall provide CBI with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by CBI to establish that such taxes have been paid.

         3.3 RECORDS; INSPECTION. JVC shall keep complete, true and accurate books of account and records for the propose of determining the amounts payable under Section 3.1. Such books and records shall be kept at JVC's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a representative or agent of the other Party for the purpose of verifying the amounts payable under Section 3.1. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed upon by CBI and JVC (each referred to as "Inspecting Party"). The Inspecting Party's representative or agent shall execute a confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 3.4 shall be at the expense of the Inspecting Party's, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid by the inspected Party, together with interest on such unpaid amounts at the rate specified in Section 3.1(c) above.

4.       PURCHASE AND SALE

         4.1 FORECASTS AND PURCHASE ORDERS. Beginning on the Effective Date, and thereafter sixty (60) days prior to the first day of each calendar quarter, JVC shall provide to CBI a good faith, quarterly written forecast of Products that JVC expects to purchase and prospective customers over the twelve (12) months commencing with the first day of the next calendar quarter ("Forecasts"). The Parties acknowledge that the Forecasts are for CBI's planning purposes only and shall not be binding upon the Parties. JVC and CBI shall meet, by telephone or in person, not less than once per calendar quarter to review Forecasts.

         4.2 ORDER AND ACCEPTANCE. All orders shall be by means of signed written Purchase Orders by JVC to a CBI employee designated in writing by CBI, sent to CBI at CBI's address for notice hereunder and proposing a delivery date that is consistent with the Forecasts and not less than sixty
(60) days after CBI's receipt of such Purchase Order unless CBI waives this notice requirement when requested by JVC for a particular order ("Purchase Orders"). Orders shall be placed by a signed written Purchase Order, which may be provided to CBI by fax or e-mail. CBI shall accept Purchase Orders by fax, e-mail or in writing within fourteen (14) days of receipt, it being understood that no Purchase Order shall be binding upon CBI until accepted by CBI. CBI shall fulfill Purchase Orders accepted by CBI pursuant to the terms and conditions of this Agreement. CBI shall maintain full production capacity to meet the Purchase Order, but does not guarantee delivery of Products for delivery dates less than sixty (60) days of the Purchase Order. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. Once accepted by CBI, JVC may cancel or reschedule Purchase Orders for Products only with CBI's prior written approval.

         4.3 SHIPPING. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for surface or air shipment, in JVC's discretion, in CBI's standard shipping cartons, and delivered, at JVC's direction, to JVC or a carrier agent, F.O.B. (as the term "F.O.B." is defined under Section 2319 of the California Uniform Commercial Code as of the Effective Date) the shipping location designated by CBI (the "Shipping Location"), at which time risk of loss shall pass to JVC. CBI shall ship Products using the carrier specified in JVC's Purchase Order provided that if

JVC does not provide instructions with respect to the carrier to be used, CBI shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expenses incurred by CBI at the request of JVC, shall be paid by JVC. JVC shall also bear all applicable taxes, export taxes, duties and similar charges, and any charges that may be assessed against the Products after delivery to JVC or the carrier at the Shipping Location. All shipments and freight charges shall be deemed correct unless CBI receives from JVC, no later than forty-five (45) days after the shipping date of a given shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and shipment or discrepancy in the freight cost, as applicable.

         4.4 RETURNS. JVC may return Products only with CBI's prior written approval. Products returned to CBI other than under Section 6 shall be returned F.O.B. the destination point designated by CBI (as the term "F.O.B." is defined under Section 2319 of the California Uniform Commercial Code as of the Effective Date) and shall be subject to a restocking fee in an amount equal to ten percent (10%) of the transfer price paid by JVC to CBI for such Products computed in accordance with Section 3.1(a). JVC shall also bear all applicable taxes, export taxes, duties and similar charges, and any charges that may be assessed against the Products in connection with such delivery to CBI at the destination point.

5.       INSPECTION AND ACCEPTANCE

         JVC shall inspect all Products promptly upon receipt thereof and may reject any Product that fails to conform to the warranties set forth in
Section 6 below at the time of delivery to JVC, provided that JVC complies with the provisions of Section 6.3 below. JVC may reject any Product rejected by Customers within thirty (30) days of rejection by Customers. Except as set forth in this Section 5 and Section 6 below, JVC shall return Products to CBI only with CBI's prior written approval.

6.       LIMITED WARRANTY

         6.1 STANDARD CBI SYSTEMS AND CONSUMABLES WARRANTY. CBI warrants to JVC that subject to the exclusions set forth in this Section 6.1 and in Section 6.2 below, the Systems and Consumables shall substantially conform to System Specifications, during the one-year warranty period after installation, covering parts and labor. The foregoing warranty is contingent upon proper use of the Systems and Consumables with the supplied Software in the applications for which they were intended as indicated in the Systems and Consumables label claims. The above limited warranty applies only to defects reported to CBI in accordance with CBI's standard reporting procedures described in the System Specifications and does not apply to any Systems and Consumables which, after dispatch from the Shipping Location, (i) have been altered, (ii) have not been maintained in accordance with any transportation, storage, handling or maintenance instructions supplied by CBI, (iii) have been damaged by negligence or accident, or (iv) have been damaged by acts of nature, vandalism, burglary, neglect, or misuse. In the event of any breach of the above limited warranty, JVC's exclusive remedy and CBI's sole and exclusive liability shall be, at CBI's sole election, within thirty (30) days after the end of the quarter during which defects are reported to CBI, to replace the Systems and Consumables, with Software supplied therewith, at CBI's expense or to provide JVC with a credit or refund in the amount of the transfer price paid by JVC for the non-conforming Systems, Consumables and Software.

         6.2 DISCLAIMER OF OTHER WARRANTIES. Except for the limited warranties provided in Section 6.1 above, CBI grants no other warranties or conditions, express or implied, by statute, or otherwise, regarding any or all of CBI Products and specifically disclaim the implied warranties of fitness for a particular purpose, merchantability, and noninfringement. CBI does not warrant that operation of the Systems, Consumables and Software will be uninterrupted or error-free. Any other representations or warranties made by any person or entity, including employees or representatives of CBI, that are inconsistent herewith shall be disregarded and shall not be binding upon CBI. In no event shall CBI be liable to JVC or any third party for lost profits, or for any special, consequential, incidental, or indirect damages for breach of warranty. This limitation shall apply even where CBI has been advised of the possibility of such damage and notwithstanding the failure of the essential purpose of any limited remedy stated herein.

         6.3 END USER WARRANTY AND REPRESENTATIONS. JVC shall pass on to Customers the foregoing standard limited warranties and disclaimer set forth in this Section 6. JVC further agrees not to represent the Products in a manner that is inconsistent with the CBI's System Specifications and any other promotional or instructional manuals produced by CBI or to otherwise misrepresent the Products.

7.       EXCHANGE OF DATA

         7.1 EXCHANGE. JVC shall promptly provide to CBI all Product data ("Data") made, developed, or acquired by or for JVC with respect to Products. CBI shall provide to JVC access to data from Product studies that CBI possesses as of the Effective Date and that is reasonably necessary for JVC to obtain those governmental approvals that JVC is responsible for obtaining pursuant to Sections 8.1 and 8.2 below, to the extent that CBI has the right to disclose such data to JVC for the foregoing purposes. JVC will provide to CBI access to and copies of all government approval applications and other regulatory and governmental filings made by JVC with respect to Products (including, without limitation, pricing approvals), together with the underlying data, promptly after submission to government authorities and shall provide to CBI copies of all correspondence with government authorities with respect to the Products promptly after receipt or submission thereof. All such data, applications, filings and correspondences necessary for government approval and compliance shall be translated into English and provided to CBI.

         7.2 DISCLOSURE. CBI may use, reference, and provide copies of regulatory and governmental filings and Data made, developed, or acquired by JVC relating to the Products, to third parties as is reasonably necessary or useful for CBI's business and/or as required by law or regulation. JVC will only use, reference, and disclose Data relating to the Products to third parties as required to obtain governmental approval to market and distribute Products pursuant to Section 8, as required by law or regulation, or, to the extent CBI has authorized JVC to do so and only with CBI's prior written approval which shall not be unreasonably withheld, to market, sell, distribute and promote the Products. JVC shall not enter into any agreements with third parties or Affiliates involving the development or dissemination of Data for sale or otherwise.

8.       GOVERNMENT APPROVAL

         8.1 HEALTH REGULATORY APPROVAL. JVC, at JVC's expense, shall use commercially reasonable efforts to obtain regulatory approvals from the Ministry of Health and Welfare (KOSEISHO) and other regulatory agencies in the Territory to the extent required by the foregoing regulatory authorities to market, sell and distribute the Products in the Territory. To the extent permitted by law, all regulatory approvals obtained by JVC shall be made in CBI's name.

         8.2 REGISTRATIONS, LICENSES AND PERMITS. Except as expressly provided in Section 7.1 above, if and as required from time to time under the laws of any jurisdiction within the Territory, JVC, at JVC's expense, shall obtain all registrations, licenses, and permits required to comply with the laws and regulations within the Territory for marketing, sale and distribution of the Products. JVC shall provide to CBI complete copies of all applications, and all registrations, licenses and permits obtained therefrom relating to the Products. To the extent permitted by law, all registrations, approvals, and government authorizations obtained by JVC in the Territory with respect to the Products shall be in the name of CBI. Upon the expiration, cancellation, or termination of this Agreement, all registrations, approvals, and government authorizations shall be transferred and delivered to, and shall inure to the benefit of CBI or its designee, to the extent that this is permissible under applicable law, at no cost to CBI other than lawfully imposed transfer fees.

9.       REPORTS

         9.1 ANNUAL BUSINESS PLANS. JVC shall develop an English version of annual business plan for the Products which shall include, without limitation, promotion strategy and tactics, and sales and other marketing plans ("Business Plan" as defined in Section 1.6 and required by Section 4.6 of the Joint Venture Agreement). Any such Business Plan shall be provided to CBI for prior review and approval, which approval shall not be unreasonably withheld. The Business Plan for the first year of this Agreement shall be provided to CBI within three (3) months after the Effective Date. Thereafter, if requested, Business Plans shall be provided to CBI for review and approval by CBI not later than ninety (90) days before January 1 of the year to which such Business Plan pertains. JVC's Board of Directors shall discuss and update the Business Plan at least once every calendar year.

         9.2 SALES AND INVENTORY REPORTS. If requested by CBI, JVC shall provide to CBI semi-annual sales and inventory reports setting forth JVC's sales and inventory of Products, on a Product-by-Product basis, during the prior six (6) month period. If requested, such sales and inventory reports shall be submitted to CBI within thirty (30) days after June 30 and December 31 of each calendar year.

         9.3 MARKETING REPORTS. At CBI's request, JVC shall provide CBI, within ten (10) Working Days after the end of each calendar quarter, a general description of JVC's activities in promoting the Products in the Territory during the previous calendar quarter.

         9.4 AUDITS. Without limiting the provisions of Section 3.3 above, CBI reserves the right to authorize a CBI representative, at CBI's expense, to audit JVC's records other than the books and records described in Section 3.3, relating to the Products, including, without limitation, sales and inventory records. Upon prior written notice, JVC shall provide reasonable access to such inventory records during normal business hours at JVC's business locations. JVC shall maintain all such records relating to Products at its principal place of business for a minimum of five (5) years.

10.      ADDITIONAL OBLIGATIONS OF JVC

         10.1 INVENTORY. JVC shall maintain a quantity of each Product at all times during the Term of this Agreement as reasonably necessary in order to meet the demand of JVC's Customers and potential Customers.

         10.2 TRANSLATION. JVC shall at its cost provide any and all resources necessary to translate all required manuals, instructions, literature, and package insert data sheets for use in the Territory, and shall provide CBI and the applicable regulatory authorities sufficient quantities of such materials to meet governmental and/or regulatory, and market support requirements.

         10.3 TRAINING. JVC shall maintain knowledgeable sales and marketing personnel to provide instructions to Customers in the use of the Products. JVC agrees that such sales and marketing personnel will, at JVC's expense, attend a hands-on sales training session provided by CBI with respect to the Products. CBI agrees to provide such training at CBI's expense under Section 11.1, except that CBI shall not pay for travel or other similar expenses incurred by JVC personnel.

         10.4 BUSINESS OBLIGATIONS. Any and all obligations associated with JVC's business shall remain the sole responsibility of JVC. Any and all sales and other agreements between JVC and its customers are and shall remain JVC's exclusive responsibility and shall have no affect on JVC's obligations pursuant to this Agreement.

         10.5 COPYRIGHT AND TRADEMARK PROTECTION; NOTICE OF INFRINGEMENT. JVC shall promptly notify CBI of the requirements for copyright and trademark protection and registration for the Products in the Territory and, at CBI's request, shall assist CBI in fulfilling such requirements. JVC agrees to notify CBI of any infringement in the Territory of CBI's intellectual property rights immediately after JVC becomes aware of any such infringement. If Baylor University ("Baylor") or Molecular Analytical Systems, Inc. ("MAS") notifies CBI of any third party claim that a Product infringes on the third party's patent or of any action by Baylor or MAS against a third party whose product infringes on patents held by Baylor or MAS and applicable to any Product, CBI shall immediately notify JVC. CBI shall immediately notify JVC of any breach of the agreements between Baylor and MAS, and between MAS and CBI which could reasonably be expected to result in termination or modification of MAS's or CBI's license to the technology embodied in the

Products, CBI shall, promptly after signing this Agreement, send Baylor and MAS a written request for them to send SC a copy of any notice sent to CBI of such an infringement action or breach.

         10.6 FOREIGN CORRUPT PRACTICES ACT. In conformity with the United States Foreign Corrupt Practices Act, JVC (including employees, agents, and Affiliates of JVC) shall not directly or indirectly make any offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such official to use his or her influence to affect any such governmental act or decision in order to assist JVC in obtaining, retaining, or directing any such business.

         10.7 ADVERTISING AND PROMOTIONS. JVC shall be responsible for all Product marketing commitments and procedures in the Territory in the Field. JVC shall use reasonable efforts to advertise and promote the Products and to transmit Product information and promotional materials to its Customers, in order to maximize Product sales in the Territory. Such advertising and promotion may take the form of, but shall not be limited to, magazine advertising, direct mail promotion, trade show displays, educational seminars and other activities related to promoting Products.

         10.8 MATERIALS. JVC shall provide to CBI for purposes of review, comment, and revision by CBI all promotional, advertising, instructional and educational materials and programs, package data sheets, and other literature relating to the Products ("Materials") at least thirty (30) days prior to the commercial release of such materials or commencement of such programs. JVC shall provide CBI with English versions of the Materials. JVC, at JVC's expense, shall produce Japanese language samples of promotional and marketing support materials for the Products. Such materials shall include, without limitation, brochures and advertising literature.

         10.9 PRODUCT PACKAGING AND LABELING. JVC shall not repackage Products supplied to JVC by CBI hereunder without the prior written consent of CBI. In addition, except for the addition of information required by applicable laws and regulations within the Territory, JVC shall not relabel Products supplied to JVC by CBI in Japanese or English without the prior written consent of CBI. CBI hereby agrees that, subject to the terms and conditions of Section 14, JVC may label the Products with the JVC tradename and trademarks, provided JVC agrees to label all Products with the following legend in the Japanese language:
"Distributed under authority from Ciphergen Biosystems, Inc.", or a substantially equivalent legend.

         10.10 ACCESS. JVC shall, at CBI's request, allow representatives of CBI to visit Customers, purchasers, and any other end users of Products in the Territory with JVC personnel and/or independently to discuss the Products and their performance and potential new products.

11.0     ADDITIONAL OBLIGATIONS OF CBI

         11.1 TRAINING. CBI shall provide regularly scheduled hands-on sales training sessions in the use of Products for JVC's sales, marketing and technical support personnel involved in Product sales and service. All expenses incurred by JVC's personnel in connection with all training including, without limitation, travel and lodging expenses, shall be borne by JVC. Travel and lodging expenses of CBI's personnel in connection with such training shall be borne by CBI. Training shall be conducted at mutually agreed facilities in Japan or in the United States.

         11.2 TECHNICAL SUPPORT. CBI shall provide any reasonably necessary technical support to JVC in respect of the Products until six (6) months following the Effective Date, after which time CBI shall provide reasonable technical support to JVC, in a form and amount and on terms to be agreed by the CBI and JVC.

         11.3 EQUIPMENT DEMONSTRATIONS. At JVC's request, CBI shall perform equipment demonstrations in Japan or in the United States, including and up to four (4) visits ("Visits") to Japan each year. Equipment demonstrations may be held at Customers' onsite facilities as agreed upon by JVC and CBI.

         11.4 SEMINARS. At JVC's request, CBI shall conduct educational or practical seminars in Japan or in the United States, during the Visits under
Section 11.3. Seminars may also be held at Customers' onsite facilities as agreed upon by JVC and CBI.

         11.5 PAYMENT. JVC shall pay CBI 37,500,000 yen in cash as a non-refundable, advance payment for CBI services under Sections 11.1, 11.2, 11.3, and 11.4 above. Payment shall be made in United States dollars in immediately available funds to a bank account designated by CBI by wire transfer within 15 days of the Effective Date.

12.      TERM AND TERMINATION

         12.1 TERM. The initial term ("Initial Term") of this Agreement shall commence on the Effective Date and continue in full force and effect until ten
(10) years from the Effective Date, unless earlier terminated pursuant to this
Section 12. Thereafter, this Agreement will automatically renew for additional renewal terms of one (l) year (each a "Renewal Term"), unless earlier terminated by either Party pursuant to this Section 12 or by written notice to the other Party at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and Renewal Terms are referred to collectively herein as the "Term."

         12.2 TERMINATION FOR CAUSE. If a Party has breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default has not been cured within ten (10) days, the non-breaching Party may terminate this Agreement by written notice.

         12.3 TERMINATION UPON BANKRUPTCY, INSOLVENCY OR INVOLUNTARY LIQUIDATION OR DISSOLUTION OF JVC. If, before CBI Buyout, JVC becomes subject to any of the following, this Agreement shall terminate. If, after CBI Buyout, JVC becomes subject to any of the following, this Agreement shall continue and shall become assignable to SC if JVC is liquidated or dissolved.

              (a) JVC becomes insolvent or unable to pay any or all of its debts as they mature or ceases to pay any or all of its debts as they mature in the ordinary course of business.

              (b) Appointment of a custodian for all or substantially all of JVC's assets.

              (c) The determination by a court or tribunal of competent jurisdiction that the JVC is insolvent.

              (d) Any application or petition is submitted, by or for JVC, for commencement of proceedings of bankruptcy, composition or other similar proceedings under the applicable law.

              (e) Proceedings for liquidation or dissolution are commenced involuntarily.

         12.4 TERMINATION UPON VOLUNTARY LIQUIDATION OR DISSOLUTION OF JVC. If, before CBI Buyout, JVC is voluntarily liquidated or dissolved, this Agreement shall terminate. If, after CBI Buyout, JVC is voluntarily liquidated or dissolved, and SC at that time has an equity interest in JVC, this Agreement shall continue and be assigned to SC.

         12.5 TERMINATION UPON GOVERNMENTAL ALTERATION OR MODIFICATION. If any government or agency having jurisdiction over JVC requires alteration or modification of this Agreement or the Joint Venture Agreement, and the JVC is liquidated or dissolved upon such alteration or modification, this Agreement shall terminate.

         12.6 TERMINATION RELATING TO SALES OF COMPETING PRODUCTS. JVC shall not distribute in the Territory any products that compete with Products in the Field. CBI may, at its sole discretion, terminate this Agreement with ten (10) days notice if JVC shall directly or indirectly develop, market, sell, or otherwise distribute any products, components, chips, chip arrays, which could compete with the Products in the Field, or any information or data derived from the use of Systems, Consumables and Software, or JVC appoints or licenses any third party to develop, market, sell, or otherwise distribute any products or components which could compete with Products in the Field during the Term of this Agreement.

         12.7 EFFECT OF TERMINATION.

              (a) Expiration or termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

              (b) Within ten (10) days after the effective date of termination of this Agreement, JVC shall use its reasonable efforts to provide CBI with a complete inventory of Products in JVC's possession, in transit to JVC from CBI or otherwise in JVC's control. Upon any expiration or other termination of this Agreement, CBI may inspect JVC's Product inventory and audit JVC's records in the manner provided in Section 9.4 above.

              (c) Upon expiration or any termination of this Agreement, CBI or its designee may repurchase (and in the event that CBI terminates this Agreement pursuant this Section 12, CBI or its designee shall repurchase) and JVC shall sell to CBI or its designee, all of JVC's inventory of Products existing on the effective date of termination and ordered from CBI during the six (6) month period prior to the effective date of termination. The price of inventory repurchased upon JVC's termination of this Agreement pursuant to this Section 12 shall be the transfer price paid by JVC net of any prior JVC price adjustment, credits or other allowances. If CBI terminates this Agreement pursuant to this Section 12, then a restocking charge of ten percent (10%) of the repurchase price shall be deducted from the transfer price for Products repurchased upon termination. Products repurchased from JVC by CBI pursuant to this Section 12.6(c) shall be shipped promptly by JVC, at CBI's expense, to a location specified by CBI.

        12.8 RETURN OF MATERIALS. Within thirty (30) days after the effective date of termination of this Agreement, JVC shall destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and certify such destruction, or prepare such tangible items for shipment, as CBI may direct, at CBI's expense. Effective upon the termination of this Agreement, JVC shall cease to use all trademarks and trade names of CBI, including without limitation the Marks (as defined under Section 14.2 below).

        12.9 NO RENEWAL, EXTENSION OR WAIVER. Acceptance of any order from, or sale of, any Product to JVC after the date of termination of this Agreement shall not be construed as a renewal or extension of this Agreement, or as a waiver of termination by CBI.

        12.10 LIMITATION OF LIABILITY. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of CBI or JVC.

        12.11 SURVIVAL OF CERTAIN TERMS. The provisions of Sections 1, 3.2, 6, 13, 14.1, 14.3, 15, and 16.14 shall survive the expiration or termination of this Agreement for any reason.

13.     LIMITED LIABILITY TO JVC AND OTHERS

        CBI's liability arising out of this agreement and/or the sale of the Products shall be limited to the aggregate amounts paid by JVC to CBI for the Products under this agreement. In no event shall either Party be liable for costs of procurement of substitute goods by anyone. In no event shall either Party be liable to the other Party or any other Person for any special, consequential or incidental damages, however caused and on any theory of liability arising out of this agreement, and whether or not such Party has been advised of the possibility of such damage. These limitations shall apply notwithstanding any failure of essential purpose of any limited remedy provided herein.

Notwithstanding the foregoing provisions of this Section 13, the foregoing limitations of liability set forth in this Section 13 shall not apply to liability arising under Sections 2, 7, 10.5, 14, 15, or 16.14 and shall not affect the remedies expressly provided in Section 6.

14.     TRADEMARKS AND TRADE NAMES

        14.1 RIGHTS. All trademarks, marks, trade names, trade dress, designs, artwork, photographs, samples, literature, sales and promotional aids of every kind relating to the Products shall remain the property of CBI. JVC shall not file any application for the foregoing intellectual property rights without CBI's prior written consent.

        14.2 IDENTIFICATION. During the term of this Agreement, JVC shall have the right and agrees to advertise and promote the Products under CBI's trademarks and trade names identified on EXHIBIT A ("Marks"), and as such marks as may be added to EXHIBIT A by CBI's written notice to JVC and as modified by CBI pursuant to this Section 14. CBI reserves the right to modify Marks or substitute alternative marks for any or all of the Marks at any time upon thirty
(30) days prior written notice. JVC agrees to use the Marks in connection with Products as may be designated in writing by CBI. The rights granted under this
Section 14 shall automatically terminate on termination or expiration of this Agreement.

         14.3 USE. JVC shall not remove, modify, translate or obscure Marks affixed to Products without the prior written consent of CBI. Except as set forth in this Section 14.2, nothing contained in this Agreement shall grant to JVC any right, title, or interest in or to Marks, whether or not specifically recognized or perfected under applicable laws, and JVC irrevocably assigns to CBI all such right, title, and interest, if any, in any Marks. At no time during or after the term of this Agreement shall JVC challenge or assist others to challenge Marks or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to Marks. All representations of Marks that JVC intends to use shall first be submitted to CBI for approval (which shall not be unreasonably withheld) of design, color, and other details, including any Japanese translation thereof or shall be exact copies of those used by CBI. In addition, JVC shall fully comply with all reasonable guidelines, if any, communicated by CBI concerning the use of Marks.

15.      CONFIDENTIALITY

         JVC may provide information, technical and otherwise, about Products to prospective Customers if and only if a prospective Customer has signed CBI's standard form confidentiality agreement, a copy of which is attached as EXHIBIT
B. CBI may, within fifteen (15) days prior notice to the JVC, amend or change the form confidentiality agreement.

16.      GENERAL PROVISIONS

         16.1  ARBITRATION; FORUM.

               (a) All other disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be resolved by one arbitrator under the Rules of International Chamber of Commerce which rules are hereby incorporated by reference into this Section 16. The place of arbitration shall be Honolulu, Hawaii. The language to be used in the arbitration proceedings shall be English. The arbitrator may be of any nationality, but must have knowledge of the life sciences research market in Japan and in the United States. The arbitral award shall be rendered in writing and state the reasons for the award. Judgment on any award may be entered by any court of competent jurisdiction or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

               (b) In case of litigation arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and expenses from the other Party. In case of arbitration, the arbitrators shall award reasonable attorneys' fees and expenses to either Party in such manner and to such extent as the arbitrators deem equitable.

               (c) Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this section, and without any abridgement of the powers of the arbitration.

         16.2 INDEPENDENT CONTRACTORS. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participates in a joint or common undertaking, or (iii) allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatever. Neither Party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity.

         16.3 FORCE MAJEURE. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the Parties hereto, the Party so affected upon giving prompt notice to the other Parties shall be excused from such performance during such prevention, restriction or interference.

         16.4 LAW TO GOVERN. This Agreement shall not be governed by the 1980 United Nations Convention on Contracts for the International Sale of Goods. This Agreement and all acts and transaction pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.

         16.5 PUBLICITY. Prior to issuing any reports, statements, press releases or other disclosures to third parties regarding this Agreement or the transactions contemplated herein, the Parties shall exchange copies of such documents and shall consult with each other regarding their content. Except as otherwise required by law, neither Party shall issue any such disclosure without the prior approval of the other Party.

         16.6 NOTICES AND OTHER COMMUNICATIONS. Every notice by either CBI or JVC shall be in writing and delivered either by personal delivery, or by Express Mail or any similar overnight courier service, or by registered or certified mail, postage prepaid, or by facsimile or electronic mail, addressed to the Party for whom intended at its address set forth above, or at such other address as the intended recipient previously shall have designated by written notice to the other Party. All notices delivered in person shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery. All notices delivered by Express Mail or any other similar overnight courier service shall be effective upon receipt. All notices delivered by registered or certified mail, or by fax or e-mail, shall be effective upon receipt.

         16.7 COUNTERPARTS. This Agreement may be executed in any number of English language counterparts or duplicate originals, and each such counterpart or duplicate original shall constitute an original instrument, but all such separate counterparts or duplicate originals shall constitute one and the same instrument.

         16.8 WRITTEN AGREEMENT TO GOVERN. This Agreement sets forth the entire understanding and supersede all prior and contemporaneous agreements and discussions between the Parties relating to the specific subject matter contained herein and therein, and neither Party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated herein or therein or as subsequently shall be set forth in writing and executed by a duly authorized representative or agent of CBI or JVC to be bound thereby.

         16.9 NO WAIVER OF RIGHTS. All waivers hereunder must be made in writing, and failure at any time to require the other Party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of such provision.

         16.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, (including, without limitation, objections by the Japanese Fair Trade Commission) such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such event, the Parties agree to negotiate, in good faith, a valid, legal and enforceable substitute provision which most nearly effects the Parties' intent in entering into this Agreement.

         16.11 SUBJECT HEADINGS. The subject headings of the Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretations of any of its provisions.

         16.12 FURTHER ASSURANCES. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

         16.13 EXPENSES AND FINDER'S FEES. The Parties shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall indemnify the other against any claim for brokerage or finder's fees arising out of the transactions contemplated herein by any person claiming to have been engaged by the indemnifying Party based upon any action or communication, or any alleged action or communication, by the indemnifying Party or any of its officers or employees.

         16.14 CONFIDENTIALITY OF AGREEMENT. CBI and JVC shall hold in confidence and not disclose to any third party, without the prior written consent of the other Party, the terms and conditions of the Agreement, provided that each Party may disclose the terms and conditions of this Agreement:

                (a)  as required by any court or other governmental body;

                (b)  as otherwise required by law;

                (c)  to legal counsel of the Parties;

                (d) in confidence, to accountants, banks and financing sources and their advisors;

                (e) in connection with the enforcement of this Agreement or rights under this Agreement; or

                (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         16.15 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

         16.16 ASSIGNMENT. This Agreement shall inure to benefit of, and shall be binding upon, the Parties and their respective successors and assigns. No Party may assign or delegate this Agreement or any of its rights or duties under this Agreement, except that a Party may transfer this Agreement, without the consent of the other Party, to a Person or entity into which it has merged or which has otherwise succeeded to all or substantially all of the business and assets of the assignor ("Successor"), and which has assumed in writing the assignor's obligations under this Agreement. Such a Change of Control shall have no effect whatsoever on either party's rights under this

Agreement. CBI agrees that as a part of CBI's Change of Control, CBI shall cause the acquiror to sign an agreement confirming the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of CBI and JVC as applicable.

CIPHERGEN BIOSYSTEMS, INC.                       Ciphergen Biosystems K.K.
("CBI")                                          ("JVC")

By:   /s/ William E. Rich                        By:    /s/ Toru Umehara
    -------------------------                        --------------------------

Print Name: William E. Rich                      Print Name: Toru Umehara

Title:      President and CEO                    Title:      President

                                    EXHIBIT A

                                      MARKS

                               ProteinChip Array-TM-
                                     SELDI-TM-

                                    EXHIBIT B

                       CBI Form Confidentiality Agreement











                                      -2-